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FREE TRANSLATION
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                             DELTA GALIL INDUSTRIES



Tel Aviv, December 9, 2003


Israel Securities Authority
Jerusalem
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Ladies and Gentlemen:



Re:   DELTA GALIL INDUSTRIES LTD. (THE "COMPANY") IMMEDIATE REPORT REGARDING
                     CHANGE IN HOLDINGS OF INTERESTED PARTY


Notice is hereby given that we received in our offices today a notice from Dan Propper, a member of the Company's Board of Directors, notifying the Company that he sold 18,000 shares in the Company and that he no longer holds any of the Company's shares.



Very truly yours,


Miki Laxer
Deputy Controller
Delta Galil Industries Ltd.
No. 520025602